Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Third Quarter 2010 Revenue Guidance of Approximately
$86 Million and Update to its Correspondence with Genentech

INCLINE VILLAGE, NV, September 1, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the third quarter ended September 30, 2010 of approximately $86 million, as compared with actual results of $71.4 million for the third quarter of 2009, a 20 percent year-over-year increase.  The growth is primarily driven by increased second quarter 2010 sales of Avastin®, Herceptin®, Lucentis® and Tysabri® for which PDL receives royalties in the third quarter of 2010.  Also included in third quarter 2010 guidance is $2.9 million earned on Eurodollar foreign currency hedging contracts that the Company initiated in January 2010.  The royalty payment from Genentech included royalties generated on both U.S. and ex-U.S. manufactured products and sales.

Sales of Avastin, Herceptin, Xolair and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States.  The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:
Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Avastin and Herceptin increased 11 percent and six percent, respectively, in the second quarter of 2010, when compared to the same period for the prior year. Roche recently reported that global sales of Avastin for advanced colorectal, breast, lung and kidney cancer, and for relapsed glioblastoma, rose 14 percent in the first half of 2010 driven by uptake in colorectal, breast and/or lung cancer.  Roche also reported that global sales of Herceptin for HER2-postive breast cancer and advanced stomach cancer increased eight percent in the first half of 2010 driven by further penetration in the early and metastatic breast cancer settings, particularly in emerging markets.  Additionally, first signs of uptake in Europe of Herceptin in HER2-postive advanced stomach cancer were seen following approval of this new indication in January of this year.  Also contributing to increased Avastin royalties were sales of Avastin that was both manufactured and sold outside the United States.  Ex-U.S. manufactured and sold Avastin sales represented 27 percent of total Avastin sales; there were no sales of ex-U.S. manufactured Avastin prior to the fourth quarter of 2009.

Reported second quarter 2010 sales of Lucentis increased 34 percent when compared to the same period for the prior year.  Lucentis is approved for the treatment of age related macular degeneration in the United States and in Europe and received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States.  Second quarter 2010 sales grew by 30 percent in the United States and by 38 percent internationally.

Reported sales of Tysabri increased 14 percent in the second quarter of 2010 when compared to the same period for the prior year.  Elan recently announced that at the end of June 2010, approximately 52,700 patients were on therapy worldwide representing an increase of 22 percent over the approximately 43,300 patients who were on the therapy at the end of June 2009.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

Genentech Update

On August 13, 2010, the Company announced that it had received a facsimile letter from Genentech regarding Avastin, Herceptin, Lucentis and Xolair (the Genentech Products) sales in Europe.  In its letter, Genentech asserted that the Genentech Products do not infringe the supplementary protection certificates (SPCs) granted to PDL by various countries in Europe for each of the Genentech Products.

On August 31, 2010, the Company sent its reply to Genentech, stating that Genentech’s assertions are without merit.  In its response, the Company disagreed fundamentally with Genentech’s assertions of non-infringement with respect to the Genentech Products and cautioned that, in the 2003 settlement agreement between PDL and Genentech, Genentech had waived its right to challenge the validity of PDL’s patent rights, including its SPCs.  PDL has requested a meeting with Genentech to discuss resolving their differences regarding infringement of the Company’s SPCs by the Genentech Products.

On August 27, 2010, the Company filed a complaint in the Second Judicial District of Nevada, Washoe County, to enforce its rights against Genentech under the 2003 settlement agreement and seeking an order from the court declaring that Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products.  The Company has not yet served its complaint on Genentech.

The settlement agreement was entered into as part of a definitive agreement resolving intellectual property disputes between the two companies at that time.  The 2003 settlement agreement limits Genentech’s ability to challenge infringement of PDL’s patent rights and waives Genentech’s right to challenge the validity of PDL’s patent rights, including its SPCs.  Certain breaches of the 2003 settlement agreement would subject Genentech to substantial liquidated and other damages.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

—	The expected rate of growth in royalty-bearing product sales by PDL'sexisting licensees;
—	The relative mix of royalty-bearing Genentech products manufactured and soldoutside the U.S. versus manufactured or sold in the U.S.;
—	The ability of our licensees to receive regulatory approvals to marketand launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
—	Changes in any of the other assumptions on which PDL's projected royaltyrevenues are based;
—	The outcome of pending litigation or disputes; and
—	The failure of licensees to comply with existing license agreements,including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.